Exhibit 99.1

CONTACT:	Thomas T. Hendrickson	Investor/Press Relations:
	Chief Administrative Officer and	Chad A. Jacobs/Megan McDonnell
	Chief Financial Officer	Integrated Corporate Relations, Inc.
	The Sports Authority, Inc.	203-682-8200
720-475-2293

SPORTS AUTHORITY ANNOUNCES 2005 FOURTH QUARTER AND FULL YEAR RESULTS

Englewood, CO, March 7, 2006– The Sports Authority, Inc. (NYSE:TSA), today announced results for its 2005 fourth quarter and fiscal year ended January 28, 2006.

•                  Fourth quarter diluted EPS of $1.10 vs. previous guidance of $1.07 and $0.96 for the prior year

•                  Comparable store sales increase of 2.4% for the fourth quarter and 1.5% for the full year

•                  Merchandise inventories reduced $58.7 million (-9.9% on a per square foot basis) vs. the prior year end

•                  Long-term debt reduced $69.2 million vs. the prior year end

Net income for the fourth quarter ended January 28, 2006 was $29.8 million, or $1.10 per diluted share, compared with $25.3 million, or $0.96 per diluted share in the prior year’s fourth quarter.

Total sales for the fourth quarter were $741.1 million compared with $713.8 million in the prior year’s fourth quarter, an increase of $27.3 million, or 3.8%. Fourth quarter comparable store sales increased 2.4%.

Net income for the 52 weeks ended January 28, 2006 was $55.4 million, or $2.06 per diluted share, compared with net income of $33.5 million, or $1.27 per diluted share, including merger integration costs, in the prior year. Excluding the effect of after-tax merger integration costs of $13.2 million, or $0.50 per diluted share, net income for the prior year was $46.7 million, or $1.77 per diluted share.

Total sales for the fiscal year ended January 28, 2006 were $2.509 billion compared with $2.436 billion in the prior fiscal year, an increase of $73.5 million, or 3.0%. Comparable store sales for the fiscal year ended January 28, 2006 increased 1.5%.

The Company opened two new stores, relocated one store and closed one store during the fourth quarter to arrive at a total number of stores in operation as of January 28, 2006 of 398 stores in 45 states.

Doug Morton, Chief Executive Officer commented, “We exceeded our comparable sales expectations for the fourth quarter due to strong sales performances in active and outdoor apparel, fitness and team sports. The favorable sales combined with improved gross margins and continued expense controls resulted in earnings exceeding our previous guidance. Additionally, year end debt and inventory levels were significantly reduced versus the prior year end. Finally, I would like to thank all of our associates for their hard work and dedication in helping to deliver a successful quarter and fiscal year.”

On January 23, 2006 The Sports Authority, Inc. announced that it had entered into a definitive agreement to be acquired by an investor group led by Leonard Green & Partners, L.P. and including members of Sports Authority’s senior management team, for $37.25 per share in cash.

Guidance for Fiscal Year 2006

Excluding the impact of the proposed acquisition by an investor group led by Leonard Green & Partners, L.P., for fiscal year 2006, the Company is forecasting comparable store sales to increase approximately 2% and diluted EPS between $2.35 and $2.40 based on an estimated 27.5 million diluted shares outstanding. This forecast includes the impact of a fifty-third week to be included in the Company’s fourth fiscal quarter and the impact of expensing stock options in accordance with Financial Accounting Standards Board No. 123R. The Company expects to open twelve new stores and close three stores during the year.

Non-GAAP Financial Measures

To supplement our condensed consolidated statements of operations presented on a basis in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we have disclosed additional non-GAAP measures of net income and earnings per share adjusted to exclude merger costs we believe appropriate to enhance an overall understanding of our financial performance (see income statement table following). These adjustments to our GAAP results are made with the intent of providing a more complete understanding of the underlying operational results. These non-GAAP measures have been reconciled to the most comparable GAAP measure as required under SEC rules regarding the use of non-GAAP financial measures. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or diluted earnings per share prepared in accordance with GAAP.

The Sports Authority, headquartered in Englewood, CO, is one of the nation’s largest full-line sporting goods retailers offering a comprehensive high-quality assortment of brand name sporting apparel and equipment at competitive prices. As of January 28, 2006, The Sports Authority operated 398 stores in 45 states under The Sports Authority®, Gart Sports®, Sportmart® and Oshman’s® names. The Company’s e-tailing website, located at thesportsauthority.com is operated by GSI Commerce, Inc. under license and e-commerce agreements. In addition, a joint venture with AEON Co., Ltd. operates “The Sports Authority” stores in Japan under a licensing agreement.

DISCLAIMER

In connection with the proposed transaction, a definitive proxy statement of Sports Authority and other materials will be filed with the Securities and Exchange Commission (SEC). WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT SPORTS AUTHORITY AND THE PROPOSED TRANSACTION. Investors will be able to obtain free copies of the definitive proxy statement (when available) as well as other filed documents containing information about Sports Authority at http://www.sec.gov, the SEC’s free internet site. Free copies of Sports Authority’s SEC filings are also available on Sports Authority’s internet site at http://www.sportsauthority.com.

Participants in the Solicitation

Sports Authority and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from Sports Authority’s stockholders with respect to the proposed transaction. Information regarding the officers and directors of Sports Authority is included in its definitive proxy statement for its 2005 annual meeting filed with the SEC on April 27, 2005. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, will be set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with the proposed transaction.

 (tables to follow)

This announcement contains, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in The Sports Authority’s filings with the Securities and Exchange Commission and the prospects of the Company's completion of the proposed acquisition by an affiliate of Leonard Green & Partners. The risks in The Sports Authority's filings with the Securities and Exchange Commission include, among other things, rapidly changing accounting rules, regulations and interpretations, the competitive environment in the sporting goods industry in general and in the specific market areas of the Company, consumer confidence, changes in discretionary consumer spending, changes in costs of goods and services and economic conditions in general, and in the companies’ specific market areas and unseasonable weather. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

The Sports Authority, Inc.

Condensed Consolidated Statements of Income

(Dollars in thousands, except share and per share data)

	13 Weeks Ended		52 Weeks Ended
	January 28, 2006	January 29, 2005	January 28, 2006	January 29, 2005
Net sales	$741,087	$713,756	$2,509,330	$2,435,863
Cost of goods sold, buying, and occupancy	524,119	508,760	1,802,123	1,756,879
Gross profit	216,968	204,996	707,207	678,984
Gross profit %	29.3%	28.7%	28.2%	27.9%
Operating expenses:
Selling, general and administrative expenses	163,525	157,540	593,797	579,776
Selling, general and administrative expenses %	22.1%	22.1%	23.7%	23.8%
Merger integration costs	—	—	—	21,750
Store pre-opening expenses	115	769	2,636	4,012
Operating income	53,328	46,687	110,774	73,446
Non-operating income (expense):
Interest expense	(5,619)	(5,455)	(22,368)	(20,103)
Other income, net	1,458	112	3,122	1,396
Income before income taxes	49,167	41,344	91,528	54,739
Income tax expense	(19,378)	(16,044)	(36,111)	(21,272)
Net income	$29,789	$25,300	$55,417	$33,467
Earnings per share:
Basic	$1.13	$0.98	$2.12	$1.30
Diluted	$1.10	$0.96	$2.06	$1.27
Basic weighted average shares outstanding	26,425,686	25,845,562	26,165,203	25,691,176
Diluted weighted average shares outstanding	27,017,673	26,442,288	26,869,823	26,412,279

Reconciliation of GAAP measures to pro forma, non-GAAP measures:

Results of operations for the 52 weeks ended January 29, 2005 include merger integration costs. In order to present comparable results year over year, the following table provides a reconciliation of GAAP basis net income to pro forma net income excluding these costs, and including income tax expense at effective tax rates.

Income before income taxes as reported	$54,739
Merger integration costs	21,750
Pro forma income before income taxes	76,489
Income tax expense at effective tax rates	(29,831)
Pro forma net income	$46,658
Pro forma earnings per share:
Basic	$1.82
Diluted	$1.77
Basic weighted average shares outstanding	25,691,176
Diluted weighted average shares outstanding	26,412,279

The Sports Authority, Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

	January 28, 2006	January 29, 2005
ASSETS

Current assets:
Cash and cash equivalents	$25,295	$24,838
Merchandise inventories	668,913	727,610
Other current assets	130,706	128,969
Total current assets	824,914	881,417
Property and equipment, net	316,699	256,312
Other long-term assets	262,169	312,209
Total assets	$1,403,782	$1,449,938

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$277,966	$336,073
Short-term notes payable	174	—
Other current liabilities	198,064	189,826
Total current liabilities	476,204	525,899
Long-term debt	236,138	305,383
Other long-term liabilities	136,643	133,647
Total liabilities	848,985	964,929
Total stockholders’ equity	554,797	485,009
Total liabilities and stockholders’ equity	$1,403,782	$1,449,938